SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into, as of the “Effective Date” (as defined in Section 7 below), by and between Andrew J. England (“Executive”) and National CineMedia, Inc. (the “Company”). Executive and the Company are each individually referred to herein as a “Party” and are collectively referred to as the “Parties”.
W I T N E S S E T H
WHEREAS, Executive was employed by the Company pursuant to an Employment Agreement, dated December 31, 2015, between the Company and Executive (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company terminated on November 2, 2018 (the “Separation Date”), and such termination of employment is being treated as an “Involuntary Termination” under the Employment Agreement and the Equity Awards (defined below);
WHEREAS, Executive holds certain shares of “Initial Equity” (as defined in the Employment Agreement) and has received from the Company certain other equity incentive awards previously granted to Executive with respect to the Company (the “Equity Awards”); and
WHEREAS, the Parties wish to resolve all matters that Executive may have related to his employment and the termination of his employment.
NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:
1.Separation
(a)Executive’s employment with the Company and all of its “Affiliates” (as defined in the Employment Agreement) terminated on the Separation Date. Pursuant to Section 4(a) of the Employment Agreement, Executive is deemed to have resigned from the Board of Directors of the Company and all other positions with the Company and any of its Affiliates that Executive held as of the date immediately preceding the Separation Date. Executive agrees to promptly execute such additional documentation as requested by the Company to effectuate such resignations.
(b)Pursuant to Section 4(b) of the Employment Agreement, Executive shall cease to have any rights to salary, bonus or other benefits, other than (i) the earned but unpaid portion of Executive’s “Base Salary” (as defined below) through the Separation Date, (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Separation Date, which shall be paid in accordance with the terms of such award, (iii) a lump-sum payment in respect of accrued but unused vacation days at the Executive’s per-business-day Base Salary rate, (iv) any unpaid expense or other reimbursements due to Executive (subject to Section 1(e) below), and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, provided that Executive shall not be entitled to any payment or benefit under any Company severance plan, or any replacement or successor plan.
(c)All amounts paid to Executive under this Agreement will be less applicable withholdings and authorized or required deductions.
(d)Executive will receive under separate cover information regarding his rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”).
(e)Executive shall submit for reimbursement any outstanding business-related expenses for reimbursement under Company policy within ten (10) days following the Separation Date.

2.Severance
Provided that Executive complies with Section 6 (Restrictive Covenants) of the Employment Agreement at all times, and subject to Section 4(d) (No Excise Tax Gross-Up; Possible Reduction in Payments), Section 15 (Code Section 409A) and Section 16 (Clawbacks) of the Employment Agreement, the Company shall comply with Section 4(c) of the Employment Agreement as follows:
(a)the Company shall pay Executive on January 2, 2019, a lump-sum cash payment in an amount equal to $2,625,000, which is comprised of (i) $1,750,000, which is 200% of Executive’s base salary of $875,000 (the “Base Salary”); and (ii) $875,000, which is 100% of Executive’s “Target Bonus” (as defined in the Employment Agreement);
(b)the Company shall pay Executive an annual cash bonus for 2018, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination, which is 308 days, or 84.615%;
(c)the Initial Equity shall vest in full; and
(d)for a period up to eighteen (18) months, the Company (or its successor-in-interest) shall pay Executive monthly an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive (as may be applicable to Executive, Executive’s spouse and dependents) under the Company’s group health and dental plans.
3.Treatment of Equity Awards
With respect to the Equity Awards, all rights will be determined under the terms and conditions of the National CineMedia, Inc. 2016 Equity Incentive Plan or the National CineMedia, Inc. 2007 Equity Incentive Plan, as applicable (the “Equity Plans”) and the award agreements and other documents governing the applicable Equity Awards. Appendix A to this Agreement sets forth the Equity Awards currently held by Executive under the Equity Plans and the impact of Executive’s termination of employment on the Separation Date on such Equity Awards.
4.Legal Expenses
The Company agrees to reimburse Executive for the costs and expenses incurred by Executive with respect to legal representation in respect of this Agreement, up to $25,000, with such amount to be paid directly to the Employee’s attorney within thirty (30) days of submission of the invoice for such services
5.Release
(a)Executive, hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies including but not limited to NCM Inc., NCM LLC, and all its and their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives insurers, agents, shareholders, successors and assigns (individually and collectively “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages or any right to monetary recovery or any other personal relief, whether known or unknown, in law or equity, by contract, tort or pursuant to federal state or local statute, regulation, ordinance, or common law, which Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the date of this Agreement with respect to Executive’s employment with the Company and the termination of such employment. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right which could have been asserted against the Company by Executive, and/or based upon or arising under any contract or any federal, state or local tort, fair employment practices, equal opportunity or wage and hours laws including but not limited to the common law of the State of Colorado, Title VII of the Civil Rights Act of 1964, the Colorado Anti-Discrimination Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C Section 1981, the Fair Labor Standards Act, the Colorado Wage Act, and the Employee Retirement Income Security Act, including all amendments thereto.
(b)Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver by Executive of: (1) any claim or right that may arise after the date of this Agreement; (2) any vested benefits due to Executive pursuant to the terms and conditions of any Company employee benefit plan in which Executive was a participant on or prior to the Separation Date; (3) any claim or right Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law, or as provided in Section 18 of the Employment Agreement, and (4) any claim which by law cannot be waived.
(c)Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
6.Return of Company Property
Executive acknowledges that he has reasonably searched for all “Proprietary or Confidential Information” (as defined in the Employment Agreement) and all other property belonging to the Company Entities or which Executive prepared or obtained during the course of his employment with the Company Entities, including, but not limited to, phones, computers, keys, access cards, security devices, network access devices, electronic devices, office equipment, records, identification cards, files, data, manuals, reports, books, compilations, work product, email messages, recording, tapes, removable storage devices, hard drives, computer disks, rolodexes, credit cards, electronic passwords and documents containing the Company Entities’ confidential or business information, whether in hard copy or electronic format, and has returned to the Company all such found property. If Executive discovers any Proprietary or Confidential Information or property belonging to the Company Entities after the Separation Date, Executive shall promptly return them to the Company. The foregoing provisions of this Section 6, shall exclude all compensation plans, programs, and agreements, and all other personnel related materials relating to Executive’s employment with the Company.
7.Consultation; Voluntary Agreement
Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Agreement.
8.Consideration and Revocation Period
Executive acknowledges that he has twenty-one (21) calendar days to consider this Agreement, although he may sign it sooner. Executive has seven (7) calendar days after the date on which Executive executes this Agreement to revoke his consent to the Agreement. Such revocation must be in writing and must be emailed to Kirkland & Ellis LLP, Richard Kidd, Esq., at richard.kidd@kirkland.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall be null and void in its entirety. Provided that Executive does not revoke his execution of this Agreement within such seven (7) day period, the “Effective Date” shall occur on the eighth (8th) calendar day after the date on which he initially signs it. If the Effective Date does not occur, this Agreement is null and void and neither the Company nor Executive shall have any rights or obligations under this Agreement.
9.Permitted Disclosures; Defend Trade Secrets Act
Nothing in this Agreement, the Employment Agreement or any policies or procedures of the Company shall prohibit or restrict Executive or his attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Executive does not need the prior authorization of the Company to engage in conduct protected by this Section 8, and Executive does not need to notify the Company that Executive has engaged in such conduct, has received a subpoena or responded to a subpoena.
10.Cooperation; No Cooperation with Non-Governmental Third Parties
To the extent not contrary to Executive’s legal interests (as determined in Executive’s reasonable discretion), Executive agrees that, at the Company’s request, and consistent with Executive’s business and personal schedule, Executive shall provide reasonable assistance to, and cooperate with, the Company with regard to any internal or external claims, charges, audits, investigations, contractual disputes and/or lawsuits involving Executive, or of which Executive may have knowledge, or in which Executive may be a witness with respect to events occurring on or prior to the Separation Date. Such cooperation includes meeting with Company representatives and counsel to disclose such facts as Executive may know; preparing for any deposition, trial, hearing, or other proceedings; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Company and its counsel in the defense or prosecution of litigation as may, in their sole judgment, be necessary. To the extent permitted by applicable law, the Company shall pay Executive at an hourly rate of $1,000 per hour, with such compensation to be paid in increments of four (4) hours for all approved time cooperating without the need to subpoena Executive and shall reimburse Executive for all reasonable business expenses incurred with respect to such cooperation (including, if Executive reasonably needs counsel, the reasonable legal fees for counsel selected by Executive in his reasonable discretion). Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released

Parties relating to events occurring on or prior to the Separation Date, in each case, only where Executive would be precluded by Section 5 of this Agreement from taking such action on his own behalf.
11.No Admission of Wrongdoing
The Parties agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by either Party of any improper or unlawful conduct.
12.Surviving Provisions of Employment Agreement
The Parties acknowledge and agree that the following sections of the Employment Agreement shall remain in full force and effect: Section 5 (Definitions); Section 6 (Restrictive Covenants); Section 7 (Survival); Section 8 (Notices); Section 9 (Entire Agreement) (subject to this Agreement being part of the entire agreement between the Parties); Section 11 (Successors and Assigns); Section 15 (Code Section 409A), Section 16 (Clawbacks), and Section 18 (Indemnification).
13.Savings Clause
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Company Releasees with a full release of all legally releasable claims as provided herein.
14.Counterparts
This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.
15.Amendment and Waiver
The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
16.Successors and Assigns; Third-Party Beneficiaries
This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder. The Company Releasees are expressly intended to be third-party beneficiaries of the releases set forth in Section 4 above, and it may be enforced by each of them.
17.No Oral Modifications
This Agreement may not be modified or amended unless mutually agreed to in writing by the Parties.
18.Governing Law, Alternative Dispute Resolution
This Agreement and the surviving provisions of the Employment Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Colorado. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement and the surviving provisions of the Employment Agreement (other than with respect to Section 6 of the Employment Agreement) shall be submitted to JAMS, (Denver, Colorado office) or its successor, for mediation. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that all mediation costs will be borne by the Company. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
19.Entire Agreement
This Agreement, the surviving provisions of the Employment Agreement, the Equity Awards, Equity Plans and the award agreements and other documents governing the applicable Equity Awards constitute the entire agreement and understanding between the Parties with respect to their subject matter and supersede and preempt any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related in any manner to their subject matter.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the below-indicated dates.

EXECUTIVE

By:	/s/ Andrew J. England
Andrew J. England

Date:	November 15, 2018

NATIONAL CINEMEDIA, INC.

By:	/s/ Clifford E. Marks
Name:	Clifford E. Marks
Title:	Interim Chief Executive Officer and President

Date:	November 14, 2018

APPENDIX A TO SEPARATION AGREEMENT
National CineMedia, Inc.
Potential Value of Shares to Vest upon Involuntary Termination without Cause for CEO
For the avoidance of doubt, the estimated calculations below assume that the performance conditions for the performance-based restricted stock awards at the end of the three-year performance period are achieved at target; however, all of the Executive’s performance-based restricted stock awards will pro-rata vest based on actual (not target) achievement of the applicable performance conditions at the end of the three-year performance period. Target is being assumed below for performance-based restricted stock awards solely for illustrative and modeling purposes and does not reflect the actual (or expected) achievement of such awards (or the actual amounts that the Executive may receive) at the end of the applicable three-year performance period. This Appendix A is in no way intended to supersede or override any of the terms and conditions of the Equity Awards pursuant to the Equity Plans and applicable award agreements, and the Equity Plans and the award agreements will continue to govern the Equity Awards following the Separation Date.

($000s)						Shares to Vest
						Upon Termination
Grant Detail		Number of Shares		Vesting Date	Proration Ratio(2)	# of Shares Vesting	Current Value of Shares(3)	Accrued Dividends	Total Value
	Grant Date	Granted	Unvested(1)
2016 (Initial TBRS)(4)	1/1/2016	48,109	16,037	1/1/2019	1.00	16,037	$138	$36	$174
2016 (Annual TBRS of 24,983 Total Shares)	1/20/2016
1st tranche (vests 1 year from grant date)		8,327	0	1/20/2017	0	0	0	0	0
2nd tranche (vests 2 years from grant date)		8,328	0	1/20/2018	0	0	0	0	0
3rd tranche (vests 3 years from grant date)		8,328	8,328	1/20/2019	0.93	7,728	$67	$18	$84
2016 (Annual PBRS)(5)	1/20/2016	74,950	74,950	2/25/2019(6)	0.90	67,336	$580	$153	$733
2017 (Annual TBRS of 25,338 Total Shares)	1/19/2017
1st tranche (vests 1 year from grant date)		8,446	0	1/19/2018	0	0	0	0	0
2nd tranche (vests 2 years from grant date)		8,446	8,446	1/19/2019	0.89	7,544	$65	$10	$75
3rd tranche (vests 3 years from grant date)		8,446	8,446	1/19/2020	0.60	5,029	$43	$7	$50
2017 (Annual PBRS)(5)	1/19/2017	76,013	76,013	2/24/2020(6)	0.58	43,820	$377	$61	$438
2018 (Annual TBRS of 56,818 Total Shares)	1/24/2018
1st tranche (vests 1 year from grant date)		18,939	18,939	1/24/2019	0.77	14,632	$126	$7	$133
2nd tranche (vests 2 years from grant date)		18,939	18,939	1/24/2020	0.39	7,316	$63	$4	$67
3rd tranche (vests 3 years from grant date)		18,940	18,940	1/24/2021	0.26	4,873	$42	$2	$44
2018 (Annual PBRS)(5)	1/24/2018	170,455	170,455	3/1/2021(6)	0.25	42,463	$366	$22	$387

Total		476,666	419,493			216,778	$1,866	$321	$2,187

Note:	TBRS = Time-Based Restricted Stock, PBRS = Perf-Based Restricted Stock
(1) Number of shares unvested prior to termination date
(2) Assumes an Involuntary Termination without Cause on November 2, 2018. Proration ratio is calculated as the number of days from grant to termination, divided by the number of days from grant to vesting

(3) Current value of shares is based on the closing stock price on November 2, 2018 ($8.61)
(4) Initial sign-on equity grant (vesting 1/3rd per year) subject to accelerated vesting in the event of an Involuntary Termination without Cause, per Employment Agreement
(5) PBRS vest based upon achievement of performance targets at the end of a 3-year measurement period; for modeling purposes above, amount shown is illustrative with performance assumed at target
(6) For purposes of calculating the proration ratio, the vesting date for the PBRS is 60th day following the last day of the applicable Measuring Period, per the CEO’s Award Agreements